EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-228764) and Form S-8 (File No. 333-217801) of Guaranty Bancshares, Inc. of our report dated March 15, 2019, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Guaranty Bancshares, Inc. for the year ended December 31, 2018.

/s/ WHITLEY PENN LLP

Dallas, Texas
March 15, 2019